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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                  SCHEDULE 14A
                                 (Rule 14a-101)

        INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                            1934 (Amendment No.    )


              Filed by the Registrant [X]
              Filed by a Party other than the Registrant [_]

              Check the appropriate box:

                [X]Preliminary Proxy Statement[_]Confidential, for Use of the
                [_]Definitive Proxy Statement    Commission Only (as Permitted
                                                 by Rule 14a-6(e)(2))
                [_]Definitive Additional Materials
                [_]Soliciting Material
                   Pursuant to Rule 14a-
                   11(c) or Rule 14a-12


                         TARGETED GENETICS CORPORATION
     ---------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



     ---------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]No fee required.

 [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: ____________

(2) Aggregate number of securities to which transaction applies: _______________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________________

(4) Proposed maximum aggregate value of transaction: ___________________________

(5) Total fee paid: ____________________________________________________________

 [_]Fee paid previously with preliminary materials.

 [_]Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: ______________    (3) Filing Party: _______________


(2) Form, Schedule orRegistration               (4) Date Filed: _______________
  Statement No. __________________________

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

                    [LOGO OF TARGETED GENETICS CORPORATION]

March   , 1999

Dear Shareholder:

  You are cordially invited to attend the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Targeted Genetics Corporation ("Targeted Genetics"), which will be held on Wednesday, May 5, 1999, at 8:30 a.m., local time, at the Company's headquarters, located at 1100 Olive Way, Suite 100, Seattle, Washington.

  At the Annual Meeting, you will be asked to consider and vote upon a proposal to amend Targeted Genetics' Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, to adopt the Targeted Genetics Corporation 1999 Stock Option Plan (the "Option Plan"), and to elect two directors to Targeted Genetics' Board of Directors.

  TARGETED GENETICS' BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, "FOR" THE ADOPTION OF THE OPTION PLAN AND "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

  You should read carefully the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement for additional related information.

  Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ H. Stewart Parker
                                          H. Stewart Parker
                                          President and Chief Executive
                                           Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                         TARGETED GENETICS CORPORATION
                           1100 OLIVE WAY, SUITE 100
                           SEATTLE, WASHINGTON 98101

               NOTICE OF THE 1999 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 5, 1999

TO THE SHAREHOLDERS OF TARGETED GENETICS CORPORATION:

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Targeted Genetics Corporation, a Washington corporation ("Targeted Genetics"), will be held on Wednesday, May 5, 1999, at 8:30 a.m., local time, at the Company's headquarters, located at 1100 Olive Way, Suite 100, Seattle, Washington, for the following purposes:

    1. To consider and vote upon a proposal to amend Targeted Genetics' Restated Articles of Incorporation to increase the number of authorized shares of Targeted Genetics' common stock, par value $.01 per share (the "Common Stock") by 40,000,000 shares from 40,000,000 to 80,000,000.

    2. To consider and vote upon a proposal to adopt the Targeted Genetics Corporation 1999 Stock Option Plan (the "Option Plan").

    3. To elect two Class 2 directors to Targeted Genetics' Board of Directors to hold office until the third annual meeting of shareholders following such election or until their successors are elected and qualified.

    4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on March 8, 1999, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

  The affirmative vote of the holders of a majority of the outstanding shares entitled to vote, in person or by proxy, at the Annual Meeting is required to approve the amendment to the Restated Articles of Incorporation. The affirmative vote of the holders of shares representing a majority of the total votes cast, in person or by proxy, at the Annual Meeting is required to approve the adoption of the Option Plan. The directors elected will be the two candidates receiving the greatest number of votes cast, in person or by proxy, at the Annual Meeting.

  All shareholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the Annual Meeting you are urged to complete, sign, date, and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. YOUR STOCK WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU HAVE GIVEN IN YOUR PROXY. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF TARGETED GENETICS A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors
                                          /s/ James A. Johnson
                                          James A. Johnson
                                          Secretary

Seattle, Washington
March   , 1999

                         TARGETED GENETICS CORPORATION

                               ----------------

                                PROXY STATEMENT

  This Proxy Statement is being furnished to holders of shares of common stock, par value $.01 per share (the "Common Stock"), of Targeted Genetics Corporation, a Washington corporation ("Targeted Genetics" or the "Company"), in connection with the solicitation of proxies by Targeted Genetics' Board of Directors (the "Board") for use at the 1999 Annual Meeting of Shareholders to be held on Wednesday, May 5, 1999, at the Company's headquarters, located at 1100 Olive Way, Suite 100, Seattle, Washington, commencing at 8:30 a.m., local time, and at any adjournments or postponements thereof (the "Annual Meeting"). The approximate date of the mailing of this Proxy Statement and the accompanying proxy is March 31, 1999.

Matters to Be Considered at the Annual Meeting

  At the Annual Meeting, shareholders of record of Targeted Genetics as of the close of business on March 8, 1999 will consider and vote upon (i) a proposal to amend Targeted Genetics' Restated Articles of Incorporation to increase the number of authorized shares of Common Stock by 40,000,000 from 40,000,000 to 80,000,000; (ii) a proposal to adopt the Targeted Genetics Corporation 1999 Stock Option Plan (the "Option Plan"); (iii) the election of two Class 2 directors to the Board to hold office until the third annual meeting of shareholders following such election and until their successors are elected and qualified; and (iv) such other business as may properly come before the Annual Meeting or any adjournments thereof.

  The Board has approved the amendment to Article 4 of the Restated Articles of Incorporation and the adoption of the Option Plan, and recommends that the Company's shareholders vote "FOR" approval of the amendment to Article 4 of the Restated Articles of Incorporation, "FOR" approval of the adoption of the Option Plan and "FOR" election of the nominees for director. See "Amendment of the Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock," "Adoption of the Option Plan" and "Election of Directors."

Record Date; Shares Entitled to Vote; Vote Required

  Only the shareholders of record at the close of business on March 8, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The Company has one class of voting securities outstanding which is designated as Common Stock, $.01 par value per share. As of the Record Date, shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of the holders of shares representing a majority of the voting power of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

  The affirmative vote of the holders of a majority of the outstanding shares entitled to vote, in person or by proxy, is required to approve the amendment to Article 4 of the Restated Articles of Incorporation. The affirmative vote of the holders of shares representing a majority of the total votes cast, in person or by proxy, is required to approve the adoption of the Option Plan. The directors elected at the Annual Meeting will be the two candidates receiving the greatest number of votes cast by the holders of shares of Common Stock present, in person or by proxy, at the Annual Meeting. Holders of shares of Common Stock are not entitled to cumulate votes in the election of directors. As of the Record Date, directors and executive officers of Targeted Genetics and their affiliates may be deemed to be the beneficial owners of
approximately   % of the outstanding voting shares of Common Stock. Each of the directors and executive officers of Targeted Genetics plans to vote or direct the vote of all shares of Common Stock over which he or she has voting control in favor of the amendment to the Restated Articles of Incorporation, the adoption of the Option Plan and the election of the nominees for director.

  Abstention and broker non-votes will have no effect on the proposals to adopt the Option Plan and to elect the directors since they will not represent votes cast at the Annual Meeting for the purpose of voting on such proposals. However, for the proposal to amend the Restated Articles of Incorporation, such abstentions and broker non-votes will count as a vote against the proposal.

Proposals by Targeted Genetics Shareholders

  Shareholder proposals intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Company not later than November 30, 1999 for inclusion in the proxy materials for such meeting.

Proxies

  Shares of Common Stock represented by properly executed proxies received at or prior to the Annual Meeting that have not been revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Shares of Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the amendment to the Restated Articles of Incorporation, "FOR" approval of the adoption of the Option Plan and "FOR" the election of the nominees for director. Targeted Genetics shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy by submitting at any time prior to the vote on the approval of the amendment to the Option Plan and the election of the nominees for director a later-dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of Targeted Genetics at any time prior to such vote or by attending the Annual Meeting and voting in person. Mere attendance at the Annual Meeting will not in and of itself revoke a proxy.

  If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Proxy Solicitation

  Targeted Genetics will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of Targeted Genetics may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Targeted Genetics will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

                                 PROPOSAL ONE

            AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Proposed Amendment

  The Board recommends approval of an amendment to Article 4 of the Restated Articles of Incorporation that increases the number of authorized shares of Common Stock by 40,000,000 from 40,000,000 to 80,000,000. On January 21, 1999, the Board unanimously adopted the amendment, subject to approval by Targeted Genetics' shareholders at the Annual Meeting. A copy of the amended Article 4 of the Restated Articles of Incorporation will be furnished by Targeted Genetics to any shareholder upon written request to the Secretary of Targeted Genetics.

  The Board believes that the amendment is desirable because it will provide the Company with sufficient authorized but unissued Common Stock for valid corporate purposes such as stock dividends, mergers and acquisitions and financings. The availability of the newly authorized shares of Common Stock will permit the Company to take timely advantage of market conditions and favorable opportunities without the delay and expense associated with holding a special meeting of its shareholders at the time such additional shares are needed. The description, the effect, and the text of the proposed amendment are provided below.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENT TO ARTICLE 4 OF THE RESTATED ARTICLES OF INCORPORATION.

Description of the Proposed Amendment

  Section 1 of Article 4 of the Company's Restated Articles of Incorporation currently provides that the Company shall have the authority to issue up to 40,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Preferred Stock, par value $.01 per share. As of the Record Date,
there were       shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. In addition, as of the Record Date,
the Company had outstanding employee stock options for       shares. The
Company has reserved an additional       shares of authorized but unissued
Common Stock for future issuance.

  Under the proposed amendment, the number of authorized shares of Common Stock would be increased by 40,000,000 from 40,000,000 to 80,000,000, which
would leave the Company with       shares of Common Stock authorized,
unissued, and not reserved for issuance, based on shares outstanding as of the Record Date. The number of authorized shares of Preferred Stock would remain at the same 6,000,000 shares. The holders of Common Stock do not presently have preemptive rights to subscribe for the additional Common Stock proposed to be authorized. If the proposed amendment is approved, it will be effective upon the filing of Articles of Amendment with the Washington Secretary of State, which will be done as soon as practicable after approval of the proposal by the shareholders.

Effect of Proposed Amendment

  If approved, the amendment will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of Common Stock. However, the issuance of additional shares of Common Stock could have effects incidental to increasing the number of shares of the Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock, including shares held by any persons who may be seeking to obtain control of the Company.

  The additional shares of Common Stock that would become available for issuance if the proposed amendment were adopted could be used by the Company to oppose a hostile takeover attempt or delay or prevent changes of control (whether by merger, tender offer, proxy contest or assumption of control by holder of a large block of the Company's securities) or changes in or removal of management of the Company. For example, without further shareholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the number of authorized shares of Common Stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of the Company (nor is the Board of Directors currently aware of any such attempts directed at the Company), shareholders nevertheless should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes of control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

TEXT OF PROPOSED AMENDMENT

  Article 4, Section 1, of the Company's Restated Articles of Incorporation, if amended, would provide as follows:

  4.1 AUTHORIZED CAPITAL

  The total authorized stock of this corporation shall consist of 80,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Preferred Stock, par value $.01 per share.

                                 PROPOSAL TWO

                          ADOPTION OF THE OPTION PLAN

PROPOSED AMENDMENT

  On January 21, 1999, the Board unanimously approved the adoption of the Option Plan subject to approval by Targeted Genetics' shareholders at the Annual Meeting. The Board believes that it is the best interests of the Company and its shareholders to approve the Option Plan for several reasons. The Option Plan will be vital to retaining, motivating and rewarding employees, executives and consultants by providing them with long-term equity participation in the Company relating directly to the financial performance and long-term growth of the Company. Additionally, the Option Plan will be an important tool in aligning the interests of the Company's executives and employees with the interests of the shareholders. Finally, the Option Plan will allow the Company to compete effectively with other companies for existing and new employees. Competition for qualified employees in the biotechnology field is extremely intense and, due to the rapid growth of many companies in this sector, such competion is increasing. The Option Plan will allow the Company to remain competitive with other biotechnology companies with regard to long-term incentive plans.

  The following summary of the Option Plan and its federal income tax consequences are qualified in their entirety by reference to the complete text of the Option Plan, which is available to shareholders upon written request to the secretary of the Company.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ADOPTION OF THE OPTION PLAN.

DESCRIPTION OF THE OPTION PLAN

  Eligibility to Receive Options. Options may be granted under the Option Plan to those employees, directors, and officers of the Company and its related corporations that the Plan Administrator from time to time selects. Options may also be made to consultants, agents, advisors and independent contractors who provide services to the Company. Approximately 100 individuals are expected to be eligible to participate in the Option Plan.

  Stock Subject to the Option Plan. Subject to adjustment as provided in the Option Plan, a maximum of 1,500,000 shares of Common Stock will be available for issuance under the Option Plan. Shares issued under the Option Plan will be drawn from authorized but unissued shares or shares now held or subsequently acquired by the Company.

  Subject to adjustment as provided in the Option Plan, no more than 200,000 shares of Common Stock may be awarded in the aggregate to any one optionee in a single fiscal year, to the extent required for compliance with Section 162(m) of the Code. Section 162(m) precludes the Company from taking a tax deduction for compensation payments to certain executives in excess of $1,000,000, unless such payments qualify for the "performance-based" exemption from the $1,000,000 limitation.

  Any shares of stock that subsequently cease to be subject to an option (other than because of exercise of the option) will again be available for issuance in connection with future grants of options under the Option Plan.

  Administration. The Board of Directors or a committee appointed by the Board and consisting of at least two members of the Board will administer the Option Plan (the "Plan Administrator") and will have the authority to determine all matters relating to options under the Option Plan, including the persons to whom options are granted, the type of options, the number of shares of Common Stock subject to an option, and all terms, conditions, restrictions and limitations of options. The Plan Administrator shall also have the exclusive authority to interpret the Option Plan and may from time to time adopt, and change, rules and regulations of general application for the Option Plan's administration.

  Options. Options granted under the Option Plan may be either incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). The exercise price for all ISOs granted under the Option Plan will not be less than 100% of the Common Stock's fair market value on the date of grant. The exercise price for all NSOs granted under the Option Plan will not be less than 85% of the Common Stock's fair market value on the date of grant. "Fair market value," for purposes of the Option Plan, means the closing selling price for the Common Stock as reported by the Nasdaq Stock Market for a single trading day. On
[     ], the last reported sales price for the Company's Common Stock was
[$     ] per share.

  The Plan Administrator has broad discretion to determine the terms and conditions under which options are exercisable, but under no circumstances may an option have a term exceeding ten years from the date it is granted. The exercise price for shares purchased under options may be paid in cash or by check, or, unless the Plan Administrator determines otherwise at any time, by a combination of cash, check, shares of Common Stock which have been held for at least six months, or delivery of a properly executed exercise notice, together with irrevocable instructions to a broker. The Plan Administrator may also permit payment by a full-recourse promissory note or other forms of consideration.

  Each option will be exercisable according to a vesting schedule determined by the Plan Administrator. If no vesting schedule is set forth in the instrument evidencing the option, the option will become exercisable in sixteen equal quarterly installments beginning three months after the date of grant. The Plan Administrator will also determine the circumstances under which an option will be exercisable in the event the optionee ceases to provide services to the Company or one of its subsidiaries. If not so established, options generally will be exercisable for one year after termination of services as a result of retirement, disability or death and for three months after all other terminations, but in no event later than the remaining term of the option. An option will terminate automatically if the optionee's services are terminated for cause, as that term is defined in the Option Plan.

  Transferability. Unless the Plan Administrator determines otherwise in its sole discretion, and except to the extent permitted by Section 422 of the Code, no option will be assignable or otherwise transferable by the optionee other than by will or the laws of descent and distribution and, during the optionee's lifetime, the option may be exercised only by the optionee.

  Change in Control. In the event of a Change in Control (as defined in the Option Plan), except as otherwise provided in the instrument that evidences the option, each option that is at the time outstanding shall automatically accelerate so that such option shall, immediately prior to the specified effective date for the Change in Control, become 100% vested, except that such acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable "pooling of interest" accounting for a Change in Control that would otherwise qualify for such accounting treatment. Such option shall not so accelerate, however, if and to the extent that (a) such option is, in connection with the Change in Control, either to be assumed by the successor corporation or parent thereof (the "Successor Corporation") or to be replaced with a comparable award for the purchase of shares of the capital stock of the Successor Corporation or (b) such option is to be replaced with a cash incentive program of the Successor Corporation that preserves the spread existing at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. The determination of comparability under clause (a) above shall be made by the Plan Administrator, and its determination shall be conclusive and binding. All such options shall terminate and cease to remain outstanding immediately following the consummation of the Change in Control, except to the extent assumed by the Successor Corporation. Any such options that are assumed or replaced in the Change in Control and do not otherwise accelerate at that time shall be accelerated in the event the Optionee's employment or services should subsequently terminate within two years following such Change in Control, unless such employment or services are terminated by the Successor Corporation for Cause or by the Optionee voluntarily without Good Reason (as defined in the Option Plan). A "Change in Control" is defined in the Option Plan to include certain changes in the composition of the Board, certain significant acquisitions of outstanding shares of Common Stock, and approval by the Company's shareholders of (i) a complete liquidation or dissolution of the Company, (ii) certain mergers or other reorganizations involving significant changes in ownership, or (iii) certain sales or other dispositions of all or substantially all of the Company's assets.

  Further Adjustment of Options. If the Company splits or consolidates shares or makes any other similar capital adjustment of the Common Stock, the Company will proportionately adjust the number and kind of shares subject to the Option Plan, any outstanding options under the Option Plan and the option exercise prices.

  Withholding. The Company may require an optionee to pay to the Company any applicable withholding taxes that the Company is required to withhold with respect to the grant or exercise of any option. The withholding tax may be paid in cash or, subject to applicable law, the Plan Administrator may permit the optionee to satisfy such obligations by the withholding or delivery of shares of Common Stock.

  Amendment and Termination. The Option Plan may be amended or terminated at any time by the Board of Directors, provided that, to the extent required by
Section 422 of the Code or any applicable law or regulation, any amendment that would increase the number of shares available under the Option Plan, modify the class of persons eligible to receive options or otherwise require shareholder approval must be approved by the Company's shareholders.

Federal Income Tax Consequences

  The following discussion summarizes the federal income tax consequences of the Option Plan based on current provisions of the Code, which are subject to change. Any such changes could be applied on a retroactive basis and could adversely alter the consequences discussed herein. The summary does not cover any state or local tax consequences of participation in the Option Plan and does not address issues related to the tax consequences of any individual optionee. Optionees are urged to consult with their tax advisors regarding the effect of participation in the Option Plan based on their particular circumstances.

  Incentive Stock Options ("ISOs"). An optionee will not have any income at the time an ISO is granted. When an optionee exercises an ISO while employed by the Company or one of its subsidiaries or within three months (one year in case of disability) after termination of employment, no ordinary income will be recognized by the optionee at that time. (However the excess (if any) of the fair market value of the shares acquired upon such exercise over the option price is a preference item that may cause the optionee to be subject to an

"alternative minimum tax.") If the shares acquired upon exercise are not disposed of within either one year from the date of transfer and two years from the date of grant of the option, the excess (if any) of the sales proceeds over the aggregate option price of such shares will be long-term capital gain eligible for favorable rates under the Code. If the shares are sold prior to the expiration of such periods (a "disqualifying disposition"), the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the fair market value of the shares at the time the ISO is exercised (or, if less, the sales proceeds) over the option price. Any additional gain will be capital gain. If an ISO is exercised by the optionee more than three months (one year in the case of disability) after termination of employment, the tax consequences are the same as those described below for nonqualified stock options.

  The Company is not entitled to a tax deduction as the result of the grant or exercise of an ISO. If the optionee has ordinary income taxable as compensation as a result of a disqualifying disposition, the Company will be entitled to a deduction at the same time and in the same amount as the optionee, assuming that the deduction is not otherwise disallowed by the Code.

  Nonqualified Stock Options ("NSOs"). An optionee will not have any income at the time an NSO is granted. When an optionee exercises an NSO, the difference between the option price and the fair market value of the shares on the date of exercise will be ordinary income (subject to payroll taxes and tax withholding) to the optionee and will be allowed as a deduction to the Company for federal income tax purposes, assuming that the deduction is not otherwise disallowed by the Code. When an optionee disposes of shares acquired by exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

  Stock-for-Stock Exchanges. Additional special rules apply if the exercise price for an option is paid for in shares previously owned by the optionee rather than in cash. Optionees considering the use of previously owned shares to pay the exercise price of an option should consult their tax advisors.

                                PROPOSAL THREE

                             ELECTION OF DIRECTORS

  In accordance with the Amended and Restated Bylaws of Targeted Genetics (the "Bylaws"), the Board shall be composed of not less than one nor more than nine directors. At present, there are seven directors, each of whom is placed into one of three classes such that, to the extent possible, there is an equal number of directors in each class. At the first election of directors to the classified Board, which took place in 1994, each Class 1 director was elected to serve a one-year term, each Class 2 director was elected to serve a two-year term and each Class 3 director was elected to serve a three-year term. After the first election of directors to the classified Board, generally every director elected to the Board holds office for a term of three years and until his or her successor is elected and qualified. However, if a director resigns from the Board prior to the expiration of his or her term, the director elected or appointed to fill the resulting vacancy may be designated to a class such that he or she initially must be elected to a shorter term.

  At the Annual Meeting, two Class 2 directors are to be elected, each to hold office for a term of three years. James D. Grant and Louis P. Lacasse have been nominated for election to the Board as Class 2 directors. Louis P. Lacasse has been nominated to fill the vacancy left by the resignation of Stephen A. Duzan as a director. It is intended that votes will be cast pursuant to the accompanying proxy for the election of these nominees unless contrary instructions are received. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees named will be unable to serve if elected.

Nominees

  James D. Grant (age 66) has been a director of the Company since February 1993. Mr. Grant served as Chairman and Chief Executive Officer of T Cell Sciences, Inc. (a biotechnology company) from 1986 to 1992 and as Chairman of the Board until his retirement in 1997. Previously he was Vice President of CPC International, Inc. (a multinational food and industrial products company) from 1972 to 1986. Mr. Grant served as Deputy Commissioner of the Food and Drug Administration (the "FDA") from 1969 to 1972, and was Vice Chairman of the Advisory Committee on the FDA ("Edwards Committee") from 1990 to 1991. Mr. Grant currently serves on the Board of Directors of Biocompatibles, Ltd. (U.K.) and International Biotechnology Trust plc (U.K.).

  Louis P. Lacasse (age 42) has been a director of the Company since May 1998. Mr. Lacasse has been President of GeneChem Management, Inc., manager of GeneChem Technologies Venture Fund L.P. (a venture capital fund), since May 1997. Previously, he served as Vice President (Healthcare and Biotechnology) of SOFINOV, an investment subsidiary of Caisse de depot et placement du Quebec, from July 1987 to May 1997. Mr. Lacasse has previously served on the boards of a number of private and public companies, including Biochem Pharma Inc. He currently serves on the boards of several private biotechnology companies.

Continuing Directors--Terms Expire 2000

  H. Stewart Parker (age 43) managed the formation of Targeted Genetics as a wholly owned subsidiary of Immunex and has been President, Chief Executive Officer and a director since the Company's inception in 1989. She served in various capacities at Immunex from August 1981 through December 1991, most recently as Vice President, Corporate Development. Ms. Parker also served as President and a director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products ("Receptech"), from February 1991 to January 1993. Ms. Parker is currently a member of the board of directors and the executive committee of BIO, the primary trade organization reprsenting the biotechnology industry. She received her B.A. and M.B.A. from the University of Washington.

  Mark Richmond (age 68) has been a director of the Company since July 1996. He is a business consultant in addition to a Research Fellow of the School of Public Policy, University College London. From January 1993 until his retirement in February 1996, Dr. Richmond was employed by Glaxo Wellcome plc (previously Glaxo plc) and served as Director of Research. Previously, from October 1990 until December 1993, he was Chairman of the Science and Engineering Research Council, London. Dr. Richmond received his Ph.D. and D.Sc. from Cambridge University, England.

  Martin P. Sutter (age 43) has been a director of the Company since July 1996. Mr. Sutter has been a Managing Director of Essex Woodlands Health Ventures, LLC, a venture capital firm, since September 1994. He has also been the Managing General Partner of The Woodlands Venture Partners, L.P. since October 1988. Mr. Sutter is currently a member of the Biomedical Advisory Board of the Houston Advanced Research Center, Chairman of the Board of Zonagen, Inc. and a director of Aronex Pharmaceuticals, Inc. and a number of private biomedical companies.

Continuing Directors--Terms Expire 2001

  Jack L. Bowman (age 66) has been a director of the Company since March 1997. From 1987 until January 1994, Mr. Bowman was a company group chairman at Johnson & Johnson, having primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, Mr. Bowman held various positions at American Cyanamid Company, most recently as Executive Vice President. Mr. Bowman was a member of the board of trustees of The Johns Hopkins University and currently serves as a director of Cell Therapeutics, Inc., Celgene Corporation, Cellegy Pharmaceuticals, Inc., CytRx Corporation, NeoRx Corporation and Osiris Therapeutics Inc.

  Jeremy Curnock Cook (age 50) has been a director of the Company since July 1995 and was elected Chairman of the Board in February 1998. He is a Director of Rothschild Asset Management Limited and has been responsible for the Rothschild Bioscience Unit since 1987. Mr. Cook founded the International Biochemicals Group in 1975, which he subsequently sold to Royal Dutch Shell in 1985, remaining as Managing Director until 1987. He is also a director of Cell Therapeutics, Inc., Creative BioMolecules Inc., Ribozyme Pharmaceuticals Inc. and SUGEN, Inc., as well as several public and privately held companies outside the United States, including International Biotechnology Trust plc (U.K.). Mr. Cook holds an MA in Natural Sciences from Trinity College Dublin.

Director Compensation

  Directors who are employees of Targeted Genetics do not receive any fee for their services as directors. Directors who are not employees of Targeted Genetics are compensated pursuant to the Company's 1994 Stock Option Plan for Nonemployee Directors. Additionally, nonemployee directors are reimbursed for travel expenses incurred related to attendance at meetings.

Committees of the Board and Meetings

  Targeted Genetics has established standing committees of the Board, including Audit, Compensation and Nominating Committees. Each of these committees is responsible to the full Board, and its activities are therefore subject to approval of the Board. The functions performed by these committees can be summarized as follows.

  Audit Committee. The Audit Committee reviews the corporate accounting and reporting practices, internal accounting controls, audit plans and results, investment policies, and financial reports of Targeted Genetics in order to ensure that Targeted Genetics' assets are appropriately safeguarded and to ensure the quality and integrity of its financial records. Additionally, the Audit Committee recommends to the Board the independent auditors to be retained by Targeted Genetics. The members of this committee are Jeremy Curnock Cook, Martin P. Sutter, and Louis P. Lacasse. The Audit Committee met twice during 1998.

  Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors and officers of Targeted Genetics. This committee also administers Targeted Genetics' various incentive compensation and benefit plans, including stock option plans, and recommends the establishment of policies relating to such incentive compensation and benefit plans. The members of this committee are Jack L. Bowman, James D. Grant, and Mark P. Richmond. This committee met once during 1998.

  Nominating Committee. The Nominating Committee makes recommendations to the Board concerning the desired qualifications of prospective candidates to fill vacancies on the Board. The members of this committee are H. Stewart Parker and James D. Grant. This committee did not meet in 1998. The Nominating Committee will consider shareholder recommendations for director-nominees that are submitted in accordance with the procedures established in the Bylaws.

  During 1998, there were nine meetings of the Board, five of which were held telephonically. With the exception of James D. Grant and Louis P. Lacasse, each of the Company's directors was in attendance at 75% or more of the total number of Board and committee meetings held during such director's service on the Board or such committee, as the case may be.

                            EXECUTIVE COMPENSATION

Compensation Summary

  The following table sets forth all compensation earned during the fiscal years ended December 31, 1998, 1997 and 1996 (i) by the Company's Chief Executive Officer and (ii) the Company's other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1998 (collectively the "Named Executive Officers").

                          Summary Compensation Table

                                                   Long-Term
                                     Annual       Compensation
                                  Compensation       Awards
                               ------------------ ------------
                                                   Securities
   Name and Principal                              Underlying     All Other
        Position          Year Salary($) Bonus($)  Options(#)  Compensation($)
   ------------------     ---- --------- -------- ------------ ---------------
H. Stewart Parker........ 1998  229,000   57,250     95,875           593(1)
President and Chief
 Executive Officer        1997  216,000       --     60,196         2,783
                          1996  200,000   42,500     35,522         2,783
Barrie J. Carter, Ph.D... 1998  174,000   34,800     59,300         1,365(2)
Executive Vice President
 and Director             1997  167,000       --     37,081         3,527
 of Research and
 Development              1996  154,000   26,180     24,112         9,027
James A. Johnson......... 1998  159,000   23,850     54,152           640(3)
Senior Vice President,    1997  152,500       --     33,950         2,783
 Finance and
 Administration, Chief    1996  141,000   17,978     22,045         2,783
 Financial
 Officer, Treasurer and
 Secretary

--------
(1) All Other Compensation consists of matching contributions to a 401(k) savings plan of $185 in 1998 and $2,375 in 1997 and 1996 and excess life insurance premiums of $408 in 1998, 1997 and 1996.

(2) All Other Compensation consists of matching contributions to a 401(k) savings plan of $213 in 1998 and $2,375 in 1997 and 1996, extinguishment of debt associated with initial purchases of Common Stock of $5,500 in 1996 and excess life insurance premiums of $1,152 in 1998, 1997 and 1996.

(3) All Other Compensation consists of matching contributions to a 401(k) savings plan of $232 in 1998 and $2,375 in 1997 and 1996 and excess life insurance premiums of $408 in 1998, 1997 and 1996.

Option Grants in Fiscal 1998

  The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 to the Named Executive Officers.

                         Option Grants in Fiscal 1998

                                       Individual Grants
                         ---------------------------------------------
                                                                          Potential
                                                                         Realizable
                                                                          Value at
                                                                       Assumed Annual
                                                                       Rates of Stock
                                     Percent of                             Price
                         Number of  Total Options                       Appreciation
                           Shares    Granted to                           for Option
                         Underlying Employees in  Exercise                 Term(3)
                           Options   last Fiscal    Price   Expiration ---------------
Name                     Granted(1)    Year(2)    ($/Share)    Date     5%($)  10%($)
----                     ---------- ------------- --------- ---------- ------- -------
H. Stewart Parker.......   95,875        7.6        1.94    1/15/2008  116,822 296,050

Barrie J. Carter,
 Ph.D. .................   59,300        4.7        1.94    1/15/2008   72,256 183,111

James A. Johnson........   54,152        4.3        1.94    1/15/2008   65,984 167,215

--------
(1) Options are granted at the fair market value on the date of grant and vest over five years with 20% of each grant becoming exercisable annually beginning on the first anniversary of the date of grant. Certain changes in control of Targeted Genetics can trigger accelerated vesting of stock options and rights to related payments.
(2) Options to purchase 1,269,277 shares of Common Stock were granted by the Company to its employees during 1998.
(3) The dollar amounts under these columns are the result of calculations at assumed rates of 5% and 10% and are not intended to forecast future appreciation. No value will be realized if the stock price does not exceed the exercise price of the options.

Aggregated Option Exercises in Fiscal 1998 and Fiscal 1998 Option Values

  The following table sets forth certain information as of December 31, 1998, regarding options held by the Named Executive Officers. None of such individuals exercised any options during the fiscal year ended December 31, 1998.

                 Aggregated Fiscal 1998 Year-End Option Values

                                  Total Number of        Value of Unexercised
                              Unexercised Options at    In-the-Money Options at
                                 Fiscal Year-End(#)      Fiscal Year-End($)(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
H. Stewart Parker...........   175,915      144,864      30,500         --
Barrie J. Carter, Ph.D. ....    94,745       92,730         --          --
James A. Johnson............   113,667       81,518         --          --

--------
(1) This amount is the aggregate number of the outstanding options multiplied by the difference between $1.31 (the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 1998) and the exercise price of such options.

Change in Control Arrangements

  Senior Management Employment Agreements. In October 1996, the Company entered into Senior Management Employment Agreements with each of Ms. Parker, Dr. Carter and Mr. Johnson. These agreements provide that upon a "change in control" (as defined in the agreements) each such executive will be entitled to receive an annual base salary no less than his or her salary in effect prior to the change in control and an annual bonus at least equal to the average of his or her annual bonuses for the three prior years. In addition, each such executive will be entitled to insurance coverage and other employee benefits no less favorable than the

Company's benefits in effect prior to the change in control. If during the two-year period after a change in control any such executive's employment is terminated by the Company for any reason other than death, disability or "cause" or by the executive for "good reason" (as such terms are defined in the agreements), such executive will be entitled to certain additional benefits, including a lump sum payment equal to one and one-half of (or, in the case of Ms. Parker, two times) the sum of (i) such executive's annual salary prior to the change in control (or on the date of termination, if such executive's salary is higher on such date) and (ii) a percentage of such salary equal to the executive's percentage bonus for the year prior to the change in control. If no such bonus was paid, or if the bonus cannot be determined, the applicable percentage will be 10%. In addition, any such terminated executive will be entitled to payment of an amount sufficient to compensate such executive for any excise tax, including interest and penalties, imposed under Section 4999 of the Code and to continuation of life insurance, disability, health and dental, and other similar employee benefits for one year following termination. The Senior Management Employment Agreements may be terminated upon 30 days' prior written notice; provided, however, that the Company will remain liable for any obligations arising prior to such termination.

  Option Plans. The Targeted Genetics Corporation Restated 1992 Stock Option Plan and the Targeted Genetics Corporation 1999 Stock Option Plan (the "Option Plans") both contain provisions that could result in the accelerated vesting of options granted pursuant to such plans in the event of a Change in Control (as defined in the Option Plans). See "Adoption of the Option Plan-- Description of the Option Plan."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") currently consists of Jack L. Bowman, James D. Grant, and Mark P. Richmond, all of whom are nonemployee directors. Prior to January 16, 1998 Donald E. O'Neill served on the Committee. After his resignation from the Committee, the Board appointed Mark P. Richmond to fill the resulting vacancy. The Committee is responsible for the Company's executive compensation program and for administering the Option Plans. On an annual basis, the Committee evaluates the performance and compensation of the Company's executive officers.

  The Company's executive compensation philosophy is to pay competitively in order to attract qualified executive personnel capable of leading the Company to achievement of its business objectives; retain and motivate these executives to achieve superior performance; link individual compensation to individual and company performance; and align executives' financial interests with those of the Company's shareholders.

  The Company's executive compensation program includes the following components:

  . competitive base salaries, targeting the 50th percentile of base salaries paid by other biotechnology companies of comparable size and mission with which the Company competes for qualified executives;

  . annual bonuses which are structured to encourage executives to focus on the achievement of important short-term and long-term corporate objectives; and

  . long-term incentives, in the form of stock option grants, which provide financial rewards on the same basis as those realized by the Company's shareholders.

  Base Salaries. In January 1998, the Committee met to consider the compensation levels of the Company's executive officers, which were reviewed in comparison to: (1) Radford Associates' 1997 Biotechnology Compensation Survey Report, a published survey of salaries paid by 335 companies within the biotechnology industry, with a subset of data for companies with 51 to 149 employees; (2) an informal survey of reported executive salary information for 30 publicly-held biotechnology companies having total market capitalizations of less than $150 million; and (3) the salary levels of executives at the following publicly traded "peer group" companies: Avigen, Inc., Cell Genesys, Inc., GeneMedicine, Inc., Megabios Corp., Onyx Pharmaceuticals, Inc., Ribozyme Pharmaceuticals, Inc. and Vical Incorporated. Ms. Parker's base salary was determined to be significantly below the industry survey medians and below the average of salaries paid by the other peer group companies. The base salaries of Dr. Carter and Mr. Johnson were generally determined to be near the industry survey medians and the averages of salaries paid by the other public gene therapy companies.

  The Committee directed an 6% increase in Ms. Parker's base salary to $229,000. As a result, Ms. Parker's base salary remained significantly below the 50th percentile of salaries paid to chief executive officers according to the industry surveys. The Committee believed that this was appropriate, because the Company did not achieve its goals in 1997 with respect to the completion of corporate collaboration transactions. Dr. Carter and Mr. Johnson each received increases of approximately 4% in their base salaries, to $174,000 and $159,000. Such increases result in base salaries for such officers in approximately the 50th percentile of salaries paid to officers in similar positions according to the industry surveys.

  Cash Bonuses. Traditional measures of corporate performance, such as earnings or sales growth, do not apply to development stage biotechnology companies. The Committee's view is that it is most appropriate to measure performance of the Company's executive management based on progress toward achievement of operating goals which are formulated to promote advancement of key aspects of the Company's business.

  In January 1999, the Committee met to evaluate the performance of the Company's executive management with respect to a series of corporate objectives that were set in early 1998. The objectives covered the completion of a cystic fibrosis corporate collaboration transaction; generation of additional capital investment; and reductions in operating expenses. The objective related to completion of a cystic fibrosis collaboration was weighted heavier than the others, representing approximately 80% of the total. The Committee concluded that the executive officers of the Company had performed well in 1998 and that all of the significant corporate objectives (including executing a major partnership in cystic fibrosis) had been achieved. Accordingly, the Committee concluded that bonuses would be paid to the Company's executive officers for 1998 at 100% of target amounts, which were 25% of base salary for Ms. Parker, 20% for Dr. Carter, and 15% for Mr. Johnson.

  Stock Option Grants. Stock options are granted to provide a long-term incentive opportunity that is directly linked to increase in shareholder value. They generally have been granted with an exercise price equal to the market value of Common Stock on the date of the grant, have a term of ten years, and become exercisable in 20% annual increments beginning one year after the date of grant. To encourage stock retention, all options are granted as incentive stock options to the maximum extent possible under the Code.

  As part of the design of the Company's executive compensation program, the Company has adopted a formula to be used for establishing the number of stock option grants to be awarded annually to the Company's executives. The formula is as follows: the number of shares on which options are to be awarded equals the executive's base salary (multiplied by a factor of 1.25 in the case of Ms. Parker) divided by the average closing price of the Company's stock over the twenty trading days ending on the date of the stock option grant. Based on performance factors, the Committee may adjust the number of options produced by the formula either upward or downward.

  In January 1998, the Committee granted stock options to the Company's executive officers based on the formula described above, adjusted downward by 10%. Ms. Parker, Dr. Carter and Mr. Johnson received stock options for 95,875 shares, 59,300 shares, and 54,152 shares, respectively.

  The Committee has not adopted a policy with respect to the application of
Section 162(m) of the Code, which generally imposes an annual corporate deduction limitation of $1,000,000 on the compensation of certain executive officers. Pursuant to Section 162(m), compensation above $1,000,000 may be deducted if it is "performance-based compensation" within the meaning of the Code. Stock options granted under the Option Plan qualify as "performance-based compensation."

                                          Compensation Committee

                                          Jack L. Bowman
                                          James D. Grant
                                          Mark P. Richmond

                               PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total shareholder return for the Company, the Nasdaq Stock Market Total Return Index and a peer group composed of Avigen, Inc., Cell Genesys, Inc., Collateral Therapeutics, Inc., GeneMedicine, Inc., Genetic Therapy, Inc., Megabios Corp., Onyx Pharmaceuticals, Inc., Somatix Therapy Corporation, Transgene SA, Viagene, Inc., and Vical Incorporated ("Gene Therapy Peer Group"). The graph also reflects a comparison of such cumulative return for the Nasdaq Pharmaceutical Stock Index, an index of all companies whose stocks are traded on the Nasdaq Stock Market and whose Primary Standard Industrial Classification Code Number is 283, which was utilized by the Company for comparison in last fiscal year's proxy statement. Since there is no widely recognized standard industry group comprising the Company and peer companies, the peer group developed is composed of companies that are or were in the gene therapy business and are believed by the Company to be companies that analysts frequently use to compare with an investment in the Company. The change in the Company's peer group (as compared to the Nasdaq Pharmaceutical Stock Index utilized for the preceding fiscal year) was made because the Company believes that it is more appropriate to compare the Company to other competing or like kind biotechnology companies of similar market capitalization in the same sector of the biotechnology industry. The graph shows the value of $100 invested on May 20, 1994 (the date of Targeted Genetics' initial public offering) in Targeted Genetics Common Stock, Gene Therapy Peer Group, the Nasdaq Stock Market Total Return Index and the Nasdaq Pharmaceutical Stock Index.

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG TARGETED GENETICS
      CORPORATION, GENE THERAPY PEER GROUP, NASDAQ STOCK MARKET TOTAL
            RETURN INDEX AND NASDAQ PHARMACEUTICAL STOCK INDEX










                             [CHART APPEARS HERE]



                             MAY 20, 1994 DEC. 30, 1994 DEC. 29, 1995 DEC. 31, 1996 DEC. 31, 1997 DEC. 31, 1998
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
  Targeted Genetics.......       $100        $ 87.50       $ 93.83       $ 75.00       $ 43.83       $ 21.88
---------------------------------------------------------------------------------------------------------------
  Gene Therapy Peer Group.       $100        $ 62.01       $280.89       $240.37       $168.92       $105.60
---------------------------------------------------------------------------------------------------------------
  Nasdaq Stock Market.....       $100        $104.43       $147.66       $181.64       $222.99       $312.91
---------------------------------------------------------------------------------------------------------------
  Nasdaq Pharmaceutical
   Stock..................       $100        $ 96.53       $176.27       $176.46       $182.67       $234.40

                   PRINCIPAL TARGETED GENETICS SHAREHOLDERS

  The following table sets forth, as of February 1, 1999, certain information with respect to the beneficial ownership of shares of Common Stock by (i) each person known by Targeted Genetics to own beneficially more than 5% of the shares of Common Stock, (ii) each director of Targeted Genetics, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of Targeted Genetics as a group. Except as otherwise noted, Targeted Genetics believes that the beneficial owners of the shares of Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

      Name and                                                      Percent of
     Address of                                                       Common
     Beneficial                                Amount and Nature of    Stock
       Owner                                   Beneficial Ownership Outstanding
     ----------                                -------------------- -----------
   5% Owners:
    International Biotechnology Trust plc....       4,450,000(1)       14.1%
     c/o Rothschild Asset Management Limited
     Five Arrows House
     St. Swithin's Lane
     London, England EC4N 8NR
    SOFINOV..................................       4,000,000(2)       12.5%
     1981, avenue McGill College
     Montreal, Quebec H3A 3C7
    GeneChem Technologies Venture Fund L.P. .       3,000,000(1)        9.5%
     c/o GeneChem Management Inc.
     1001 De Maisonneuve Boulevard West
     Suite 920
     Montreal, Quebec H3A 3C8
    The Equitable Life Assurance Society.....       3,000,000(1)        9.5%
     City Place House
     55 Basinghall Street
     London, England EC2V 5DR
    Immunex Corporation......................       2,613,122           8.5%
     51 University Street
     Seattle, WA 98101
    State of Wisconsin Investment Board......       1,662,500           5.4%
     121 E. Wilson Street
     P.O. Box 7842
     Madison, WI 53707
   Directors and Executive Officers:
    H. Stewart Parker........................         330,080(3)        1.1%
    Barrie J. Carter, Ph.D. .................         221,410(4)          *
    James A. Johnson.........................         116,667(5)          *
    Jack L. Bowman...........................          10,000(6)          *
    Jeremy Curnock Cook......................       4,475,000(7)       14.1%
    James D. Grant...........................          25,000(8)          *
    Louis P. Lacasse.........................       3,000,000(9)        9.5%
    Mark Richmond, Ph.D., D.Sc. .............          11,667(8)          *
    Martin P. Sutter.........................         733,439(10)       2.4%
    All directors and executive officers as a
     group (9 persons).......................       8,949,862(11)      27.0%

--------
  *  Less than 1%.

 (1) Includes warrants to purchase 1,000,000 shares of Common Stock.

 (2) Includes warrants to purchase 1,333,333 shares of Common Stock.

 (3) Includes 175,915 shares subject to options that may be exercised within 60 days.

 (4) Includes 94,745 shares subject to options that may be exercised within 60 days.

 (5) Includes 113,667 shares subject to options that may be exercised within 60 days.

 (6) Includes 5,000 shares subject to options that may be exercised within 60 days.

 (7) Represents 3,450,000 shares of Common Stock owned by International Biotechnology Trust plc ("IBT"), an investment trust the shares of which are traded on the London Stock Exchange; warrants held by IBT to purchase 1,000,000 shares of Common Stock; and 25,000 shares subject to options that may be exercised within 60 days. Mr. Cook is a management director of Rothschild Asset Management Limited, the investment manager and secretary of IBT, and thereby has power to direct IBT's investments.
     Mr. Cook disclaims beneficial ownership of the securities owned by IBT.

 (8) Represents shares subject to options that may be exercised within 60 days.

 (9) Represents 2,000,000 shares of Common Stock owned by GeneChem Technologies Venture Fund L.P. ("GeneChem"), and warrants held by GeneChem to purchase 1,000,000 shares of Common Stock. Mr. Lacasse is President of GeneChem Management Inc., the manager of GeneChem, and thereby has power to vote the securities. Although for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Mr. Lacasse is deemed to be the beneficial owner of securities owned by GeneChem, Mr. Lacasse disclaims that he is, in fact, the beneficial owner of such securities.

(10) Includes 96,540 shares of Common Stock owned by The Woodlands Venture Fund, L.P.; 620,125 shares of Common Stock owned by The Woodlands/Essex Venture Partners III, L.P.; and 11,667 shares subject to options that may be exercised within 60 days. Mr. Sutter is (i) a General Partner of The Woodlands/Essex Management Partners, L.P., which is the General Partner of The Woodlands/Essex Venture Partners III, L.P., and (ii) the Managing General Partner of The Woodlands Venture Partners, L.P., which is the General Partner of The Woodlands Venture Fund, L.P., and thereby has the power to vote the securities. Mr. Sutter has reported beneficial ownership of 7,554 shares of Company common stock. Although for purposes of the Exchange Act Mr. Sutter is deemed to be the beneficial owner of all remaining securities, Mr. Sutter expressly disclaims that he is, in fact, the beneficial owner of such securities.

(11) Includes 3,450,000 shares of Common Stock owned by IBT; warrants held by IBT to purchase 1,000,000 shares of Common Stock; 2,000,000 shares of Common Stock owned by GeneChem; warrants held by GeneChem to purchase 1,000,000 shares of Common Stock; 96,540 shares of Common Stock owned by The Woodlands Venture Fund, L.P.; 620,125 shares of Common Stock owned by The Woodlands/Essex Venture Partners III, L.P.; and 462,661 shares subject to options that may be exercised within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Targeted Genetics' executive officers, directors and holders of more than 10% of a registered class of Targeted Genetics' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish Targeted Genetics with copies of all Section 16(a) forms they file with the Commission.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required for those persons, Targeted Genetics believes that during calendar year 1998 its executive officers, directors and greater than 10% shareholders complied with all applicable filing requirements.

                             INDEPENDENT AUDITORS

  Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

                                OTHER BUSINESS

  The Board does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                          ANNUAL REPORT AND FORM 10-K

  Copies of Targeted Genetics' 1998 Annual Report and Form 10-K are being mailed with this Proxy Statement to each shareholder of record. Targeted Genetics shareholders not receiving a copy of such Annual Report or Form 10-K may obtain one without charge by writing or calling Investor Relations, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, (206) 623-7612.

                                                                     Appendix A

                         TARGETED GENETICS CORPORATION
                            1999 STOCK OPTION PLAN

                              SECTION 1. PURPOSE

  The purpose of the Targeted Genetics Corporation 1999 Stock Option Plan (the "Plan") is to enhance the long-term shareholder value of Targeted Genetics Corporation, a Washington corporation (the "Company"), by offering opportunities to selected persons to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its Related Corporations (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

                            SECTION 2. DEFINITIONS

  For purposes of the Plan, the following terms shall be defined as set forth below:

  "Board" means the Board of Directors of the Company.

  "Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

  "Change in Control" has the meaning set forth in Section 11.1.4.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Common Stock" means the common stock, par value $.01 per share, of the Company.

  "Disability," unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Optionee that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Optionee to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Corporation and to be engaged in any substantial gainful activity.

  "Effective Date" means the date on which the Plan is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing selling price for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

  "Good Reason" means the occurrence of any of the following events or conditions and the failure of a Successor Corporation to cure such event or condition within 30 days after receipt of written notice from the Optionee:

    (a) a change in the Optionee's status, title, position or responsibilities (including reporting responsibilities) that, in the Optionee's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Optionee of any duties or responsibilities that, in the Optionee's reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Optionee from or failure to reappoint or reelect the Optionee to any of such positions, except in connection with the termination of the Optionee's employment for Cause, for Disability or as a result of his or her death, or by the Optionee other than for Good Reason;

    (b) a reduction in the Optionee's annual base salary;

    (c) the Successor Corporation's requiring the Optionee (without the Optionee's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Change of Control, except for reasonably required travel on the Successor Corporation's business that is not materially greater than such travel requirements prior to the Change of Control;

    (d) the Successor Corporation's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Optionee was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Optionee with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Change of Control;

    (e) any material breach by the Successor Corporation of its obligations to the Optionee under the Plan or any substantially equivalent plan of the Successor Corporation; or

    (f) any purported termination of the Optionee's employment or service relationship for Cause by the Successor Corporation that is not in accordance with the definition of Cause under the Plan.

  "Grant Date" means the date on which the Plan Administrator completes the corporate action relating to the grant of an Option and all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Options shall not defer the Grant Date.

  "Incentive Stock Option" means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

  "Nonqualified Stock Option" means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

  "Option" means the right to purchase Common Stock granted under Section 7.

  "Option Term" has the meaning set forth in Section 7.3.

  "Optionee" means (a) the person to whom an Option is granted; (b) for an Optionee who has died, the personal representative of the Optionee's estate, the person(s) to whom the Optionee's rights under the Option have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 10; or (c) the person(s) to whom an Option has been transferred in accordance with Section 10.

  "Parent," except as provided in Section 8.3 in connection with Incentive Stock Options, means any entity, whether now or hereafter existing, that directly or indirectly controls the Company.

  "Plan Administrator" means the Board or any committee or committees designated by the Board or any person to whom the Board has delegated authority to administer the Plan under Section 3.1.

  "Related Corporation" means any Parent or Subsidiary of the Company.

  "Retirement" means retirement as of the individual's normal retirement date under the Company's 401(k) Plan or other similar successor plan applicable to salaried employees.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Subsidiary," except as provided in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company.

  "Successor Corporation" has the meaning set forth in Section 11.1.2.

  "Termination Date" has the meaning set forth in Section 7.6.

                           SECTION 3. ADMINISTRATION

3.1 Plan Administrator

  The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding
(a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize a senior executive officer of the Company to grant Options to specified eligible persons, within the limits specifically prescribed by the Board.

3.2 Administration and Interpretation by Plan Administrator

  Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options under the Plan, including the selection of individuals to be granted Options, the type of Options, the number of shares of Common Stock subject to an Option, all terms, conditions, restrictions and limitations, if any, of an Option and the terms of any instrument that evidences the Option. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

                     SECTION 4. STOCK SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

  Subject to adjustment from time to time as provided in Section 11, the number of shares of Common Stock that shall be available for issuance under the Plan shall be 1,500,000 shares. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2 Limitations

  Subject to adjustment from time to time as provided in Section 11, not more than 200,000 shares of Common Stock may be made subject to Options under the Plan to any individual in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

4.3 Reuse of Shares

  Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option to the extent it is exercised for shares) shall again be available for issuance in connection with future grants of Options under the Plan; provided, however, that for purposes of Section 4.2, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

                            SECTION 5. ELIGIBILITY

  Options may be granted under the Plan to those officers, directors and employees of the Company and its Related Corporations as the Plan Administrator from time to time selects. Options may also be granted to consultants, agents, advisors and independent contractors ("consultants") who provide services to the Company and its Related Corporations; provided, however, that such consultants render bona fide services not in connection with the offer and sale of the Company's securities in a capital-raising transaction.

                      SECTION 6. ACQUIRED COMPANY OPTIONS

  Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Options under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Option is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Optionees.

                  SECTION 7. TERMS AND CONDITIONS OF OPTIONS

7.1 Grant of Options

  The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2 Option Exercise Price

  The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date with respect to Incentive Stock Options and not less than 85% of the Fair Market Value of the Common Stock on the Grant Date with respect to Nonqualified Stock Options. For Incentive Stock Options granted to a more than 10% shareholder, the option exercise price shall be as specified in Section 8.2.

7.3 Term of Options

  The term of each Option (the "Option Term") shall be as established by the Plan Administrator or, if not so established, shall be 10 years from the Grant Date. For Incentive Stock Options, the maximum Option Term shall be as specified in Sections 8.2 and 8.4.

7.4 Exercise of Options

  The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

                                                             Percent of Total
    Period of Optionee's Continuous Employment or Service     Option That Is
                       With the Company                         Vested and
    or Its Related Corporations From the Option Grant Date      Exercisable
    ------------------------------------------------------  -------------------
   After 3 months.......................................... 6.25%
   Each additional 3-month period of continuous service
    completed thereafter................................... An additional 6.25%
   After 4 years........................................... 100%

  The Plan Administrator may adjust the vesting schedule of an Option held by an Optionee who works less than "full-time" as that term is defined by the Plan Administrator.

  To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Company, accompanied by payment in full as described in Section 7.5. An Option may not be exercised as to less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5 Payment of Exercise Price

  The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, in any combination of

    (a) cash or check;

    (b) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Optionee for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price;

    (c) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

    (d) such other consideration as the Plan Administrator may permit.

  In addition, to assist an Optionee (including an Optionee who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Option, (i) the payment by the Optionee of a full-recourse promissory note, (ii) the payment by the Optionee of the purchase price, if any, of the Common Stock in installments, or (iii) the guarantee by the

Company of a loan obtained by the Optionee from a third party. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment.

7.6 Post-Termination Exercises

  The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if an Optionee ceases to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

    (a) Any portion of an Option that is not vested and exercisable on the date of termination of the Optionee's employment or service relationship (the "Termination Date") shall expire on such date, unless the Plan Administrator determines otherwise.

    (b) Any portion of an Option that is vested and exercisable on the Termination Date shall expire upon the earliest to occur of:

      (i) the last day of the Option Term;

      (ii) if the Optionee's Termination Date occurs for reasons other than Cause, death, Disability or Retirement, the three-month anniversary of such Termination Date; and

      (iii) if the Optionee's Termination Date occurs by reason of death, Disability or Retirement, the one-year anniversary of such Termination Date.

  Notwithstanding the foregoing, if the Optionee dies after the Termination Date while the Option is otherwise exercisable, the Option shall expire upon the earlier to occur of (y) the last day of the Option Term and (z) the first anniversary of the date of death.

  Also notwithstanding the foregoing, in case of termination of the Optionee's employment or service relationship for Cause, the Option shall automatically expire upon first notification to the Optionee of such termination, unless the Plan Administrator determines otherwise. If an Optionee's employment or service relationship with the Company is suspended pending an investigation of whether the Optionee shall be terminated for Cause, all the Optionee's rights under any Option likewise shall be suspended during the period of investigation.

  An Optionee's transfer of employment or service relationship between or among the Company and its Related Corporations, or a change in status from an employee to a consultant that is evidenced by a written agreement between an Optionee and the Company or a Related Corporation, shall not be considered a termination of employment or service relationship for purposes of this Section
7. Employment or service relationship shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company or a Related Corporation in writing and if continued crediting of service for purposes of this Section 7 is expressly required by the terms of such leave or by applicable law (as determined by the Company). The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

                 SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

  To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1 Dollar Limitation

  To the extent the aggregate Fair Market Value (determined as of the Grant
Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Optionee holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2 More Than 10% Shareholders

  If an individual owns more than 10% of the total voting power of all classes of the Company's stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option Term shall not exceed five years. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.3 Eligible Employees

  Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

8.4 Term

  Except as provided in Section 8.2, the Option Term shall not exceed 10 years.

8.5 Exercisability

  An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Termination Date for reasons other than death or Disability, (b) more than one year after the Termination Date by reason of Disability, or (c) after the Optionee has been on leave of absence for more than 90 days, unless the Optionee's reemployment rights are guaranteed by statute or contract.

  For purposes of this Section 8.5, Disability shall mean "disability" as that term is defined for purposes of Section 422 of the Code.

8.6 Taxation of Incentive Stock Options

  In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Optionee must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year from the date of exercise. An Optionee may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Optionee shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7 Promissory Notes

  The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

                            SECTION 9. WITHHOLDING

  The Company may require the Optionee to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Option. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Optionee to satisfy withholding obligations (up to the maximum rate), in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to an Option or from any cash amounts otherwise due or to become due from the Company to the Optionee an amount equal to such taxes. The Company may also deduct from any Option any other amounts due from the Optionee to the Company or a Related Corporation.

                           SECTION 10. ASSIGNABILITY

  No Option granted under the Plan may be assigned, pledged or transferred by the Optionee and may not be made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, and, during the Optionee's lifetime, such Option may be exercised only by the Optionee. Notwithstanding the foregoing, and to the extent permitted by
Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit an Optionee to designate a beneficiary who may exercise the Option after the Optionee's death; provided, however, that any Option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Option.

            SECTION 11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

  The aggregate number and class of shares for which Options may be granted under this Plan, the limits set forth in Section 4.2, the number and class of shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and each such Option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

11.1 Effect of Liquidation, Reorganization or Change in Control

  11.1.1 Cash, Stock or Other Property for Stock

  Except as provided in Section 11.1.2 or Section 11.1.3, upon a merger (other than a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, each Option shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, reorganization or liquidation to exercise such Option in whole or in part whether or not the vesting requirements set forth in the Option agreement have been satisfied.

  11.1.2 Conversion of Options on Stock for Stock Exchange

  If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, or reorganization, all Options shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock (the "Successor Corporation"), in their sole discretion, determine that any or all such Options shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of Section 11.1.1. The amount and price of converted options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of shares of the Common Stock receive in such merger, consolidation, acquisition of property or stock, or reorganization. Unless accelerated by the Plan Administrator, the vesting schedule set forth in the Option agreement shall continue to apply to the options granted for the Exchange Stock.

  Any Options that are converted into options to purchase shares of Exchange Stock that do not otherwise accelerate at that time shall be accelerated in the event the Optionee's employment or services should subsequently terminate within two years of any transaction described in this Section 11.1.2, unless such employment or services are terminated by the Successor Corporation for Cause or by the Optionee voluntarily without Good Reason.

  11.1.3 Change in Control

  In the event of a "Change in Control," as defined below, of the Company, unless otherwise determined by the Board prior to the occurrence of such Change in Control, the following acceleration and cash-out provisions shall apply:

    (a) Any Option outstanding as of the date such Change in Control is determined to have occurred that is not yet fully vested on such date shall become immediately exercisable in full and

    (b) Optionees shall have, as an alternative to the right to exercise any Option, the right to elect within 90 days following a Change in Control, or, if during the six months prior to the date of such Change in Control such Optionee is subject to Section 16 of the Exchange Act, then with respect to Options held by the Optionee, the period following the Change in Control during which an election may be made shall be extended for one month after the end of the six-month period required to avoid any liability under Section 16(b) of the Exchange Act, to receive in cash an amount equal to the difference between the Option exercise price and the Fair Market Value of the shares on the date of exercising this election, times the number of shares subject to the Option or portion thereof for which this election is made. The election shall be made by delivering written notice of making such election to the Company within the 90 day period. The notice shall specify the Options or portions thereof to which the election relates. The cash-out proceeds shall be paid to the Optionee or, in the event of death of an Optionee prior to full payment, to the estate of the Optionee or to a person who acquired the right to exercise the Option by designation, bequest or inheritance.

  11.1.4 Definition of "Change in Control"

  For purposes of this Plan, a "Change in Control" shall mean:

    (a) A "Board Change" (for purposes of this Plan, a Board Change shall have occurred if individuals who, as of the date of the adoption of this Plan, constitute the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for all purposes of this Plan any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or a threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined below) other than the Board); or

    (b) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 20% or more of either (A) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), in the case of either (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Board, or (ii) 33% or more of either (A) the Outstanding Company Common Stock or (B) the Outstanding Company Voting Securities, in the case of either (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Board; provided, however, that the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (z) any acquisition by any company pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of the following subsection (c) are satisfied; or

    (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the company resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the company resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the company resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

    (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,

  (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such company and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such company were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

11.2 Fractional Shares

  In the event of any adjustment in the number of shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

11.3 Determination of Board to Be Final

  All Section 11 adjustments, other than those made after a Change in Control pursuant to Section 11.1.3, shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made in such a manner so as not to constitute a "modification" as defined in Code Section 424(h) and so as not to cause his or her Incentive Stock Option issued hereunder to fail to continue to qualify as an "incentive stock option" as defined in Code Section 422(b).

                 SECTION 12. AMENDMENT AND TERMINATION OF PLAN

12.1 Amendment of Plan

  The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with
Section 422 of the Code or any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a "modification" to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Optionee, be applicable to any such outstanding Incentive Stock Options but shall have prospective effect only.

12.2 Termination of Plan

  The Board may suspend or terminate the Plan at any time. The Plan shall have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than ten years after the later of (a) the Plan's adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

12.3 Consent of Optionee

  The amendment or termination of the Plan or the amendment of an outstanding Option shall not, without the Optionee's consent, impair or diminish any rights or obligations under any Option theretofore granted to the Optionee under the Plan; provided, however, that adjustments made pursuant to Section 11 shall not be subject to these restrictions. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Optionee, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

                              SECTION 13. GENERAL

13.1 Evidence of Options

  Options granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

13.2 No Individual Rights

  Nothing in the Plan or any Option granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Optionee any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Corporation or limit in any way the right of the Company or any Related Corporation of the Company to terminate an Optionee's employment or other relationship at any time, with or without Cause.

13.3 Registration

  Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

  The Company shall be under no obligation to any Optionee to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

  To the extent that the Plan or any instrument evidencing an Option provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

13.4 No Rights as a Shareholder

  No Option shall entitle the Optionee to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Option.

13.5 Compliance With Laws and Regulations

  Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Optionees who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Optionees. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

13.6 Optionees in Foreign Countries

  The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Corporations may operate to assure the viability of the benefits from Options granted to Optionees employed in such countries and to meet the objectives of the Plan.

13.7 No Trust or Fund

  The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Optionee, and no Optionee shall have any rights that are greater than those of a general unsecured creditor of the Company.

13.8 Severability

  If any provision of the Plan or any Option is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Option under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option, and the remainder of the Plan and any such Option shall remain in full force and effect.

13.9  Choice of Law

  The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

                          SECTION 14. EFFECTIVE DATE

  The Effective Date is the date on which the Plan is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption.

  Adopted by the Board on January 21 1999 and approved by the Company's
shareholders on    , 199 .

                    PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS
                                  SUMMARY PAGE

                                                              Date of
                                            Section/Effect  Shareholder
 Date of Board Action        Action          of Amendment    Approval
 --------------------        ------         --------------  -----------
          , 199       Initial Plan Adoption                       , 199

                         TARGETED GENETICS CORPORATION

           This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders--May 5, 1999

     The undersigned hereby appoint(s) H. Stewart Parker and James A. Johnson and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of Targeted Genetics Corporation held of record by the undersigned on March 8, 1999 at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters, located at 1100 Olive Way, Suite 100, Seattle, Washington, at 8:30 a.m. on Wednesday, May 5, 1999, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

              IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE


--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

                                                          Please mark
                                                          your votes    [X]
                                                          as indicated

The Board of Directors recommends a vote "FOR" Item 2 and "FOR the Nominees" in
Item 3.


     (1) APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION

                      FOR          AGAINST       ABSTAIN
                      [ ]            [ ]           [ ]

     (2) APPROVAL OF ADOPTION OF THE 1999 STOCK OPTION PLAN

                      [ ]            [ ]           [ ]

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR"
ITEM 1, "FOR" ITEM 2 AND "FOR THE NOMINEES" IN ITEM 3.

     (3) ELECTION OF TWO CLASS 2 DIRECTORS NOMINEES:  James D. Grant and
                                                      Louis P. Lacasse

                                           WITHHOLD
                                           AUTHORITY
                       FOR the          to vote for the
                       Nominees            Nominees
                         [ ]                  [ ]


WITHHOLD for the following only: (write the name of the nominee in the space below)


------------------------------------------------------------------------------

unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote

                                  I plan to attend the Annual Meeting     [ ]

                                  Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiducieries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

Date                Signature(s)
    --------------              ---------------------------

Date                Signature(s)
    --------------              ---------------------------

--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.